EXHIBIT 10.4

License Agreement Amendment

This license agreement amendment (“Amendment’’) amends the License Agreement dated November 10, 2008 (“Agreement”) by and between RAPTOR THERAPEUTICS INC., having its principal place of business at 9 Commercial Blvd., Suite 200, Novato, CA 94949 (hereinafter referred to as “Licensor’’), formerly known as TorreyPines Therapeutics, Inc.; and QR PHARMA, INC., having its principal place of business at 1223 Foxglove Lane, West Chester, PA 19380 (hereinafter referred to as “Licensee”).

WHEREAS, the Agreement grants to Licensee a license to certain intellectual property rights co owned by TorreyPines Therapeutics, Inc. and the Public Health Service (“PHS”);

WHEREAS, Licensor changed its name from TorreyPines Therapeutics, Inc. to Raptor Pharmaceutical Corp. on September 29, 2009 and assigned the Agreement to Raptor Therapeutics Inc.;

WHEREAS, the Licensor has obtained the right to grant a license to PHS’ rights in such intellectual property rights through the Interinstitutional Agreement between Raptor Therapeutics Inc. and PHS, which is identified as L-012-2012/0 and attached hereto as Exhibit 1 (“PHS Agreement”); and

WHEREAS, the Licensee desires to receive from the Licensor, a worldwide, exclusive license under PHS’ intellectual property rights, effective as of the date of the PHS Agreement (“Effective Date”) in the Field and in the Territory on the terms and conditions set forth in the Agreement as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Unless otherwise defined herein, capitalized terms shall be given the meaning assigned in the Agreement.

1.                                      The following shall be deleted and replaced in their entirety as follows:

1.11                        “Field” shall mean all fields other than the Excluded Field and Research Field.

2.                                      The following shall be added to Article 1:

1.34                        “Research Field” shall mean internal research and not for purposes of commercial manufacture or distribution in lieu of purchase.

1.35                        “PHS Patent Rights” shall mean the Patent Rights as defined in section 2.1 of the PHS Agreement attached hereto as Exhibit 1.

3.                                      Section 2.1 shall be deleted and replaced in its entirety as follows:

2.1                               License Grant. Subject to the terms and conditions of this Agreement, and subject to the retained rights and other rights of the government under sections 2.2 and 2.6 and under the PHS Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to grant sublicenses, under the Patent Rights, the Licensor Know-How and PHS Patent Rights to use, store, import, export, transport, Manufacture or have Manufactured Licensed Compounds in the Territory in the Field and to Develop, Manufacture and Commercialize Licensed Products in the Territory in the Field during the Term. Subject to the terms and conditions of this Agreement, Licensor hereby also grants to Licensee an exclusive (even as to Licensor), royalty-free right and license in the Territory, with the right to grant sublicenses as part of any sublicense of rights granted with respect to Licensed Products, to use the Licensed Trademarks in connection with using, selling and offering for sale Licensed Products in the Territory in the Field during the Term. Licensor agrees to use commercially reasonable efforts to extend the license granted to Licensee in this Section 2.1 to the Republic of Korea prior to December 31, 2008.

4.                                      Section 2.2 shall be deleted and replaced in its entirety as follows:

2.2                               No Other Licenses; Retained Rights. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license and other rights that are expressly granted under this Agreement. Subject to the license granted to Licensee pursuant to Section 2.1, Licensor has, and shall retain all right, title and interest in and to, the Patent Rights and Licensor Know-How. Without limiting the foregoing, Licensor shall retain the rights to (and to grant to its Affiliates and to third parties the right to) develop, make, have made, export, import, use, offer for sale and sell the Licensed Compounds and products incorporating the Licensed Compounds outside the Field. Notwithstanding anything in this Agreement to the contrary, Licensee agrees and understands that the PHS Patent Rights sublicensed under this Amendment are pursuant to the PHS Agreement, including but not limited to PHS’ reservation of rights under Article 3 of the PHS Agreement, and are at all times subject to the terms and conditions of the PHS Agreement, as may be amended from time to time after the Effective Date. Without limiting the foregoing, Licensee agrees to grant such licenses or cause its sublicensee(s) to grant such licenses that PHS requires under Article 3 of the PHS Agreement.

5.                                      Section 2.3 shall be deleted and replaced in its entirety as follows:

2.3                               Sublicenses. Any and all sublicenses granted by Licensee under this Agreement shall be subject to the terms and conditions of this Agreement. Licensee shall notify Licensor of any sublicense hereunder. Licensee will remain liable for all milestone payments and royalty payments hereunder as a result of Net Sales made pursuant to such sublicense agreement and shall use commercially reasonable efforts to ensure that its sublicensees comply with the provisions of this Agreement applicable to them, respectively, in exercising rights under the applicable sublicense agreement. Performance or satisfaction of any of the Licensee’s obligations under this Agreement by its sublicensee(s) shall be deemed performance or satisfaction of such obligations by the Licensee. Licensee agrees that the terms of any sublicense of its rights hereunder will include a requirement that any and all sublicensees comply with requirements of the PHS Agreement. Licensee agrees to provide copies of any licenses and sublicenses to PHS as required by section 5.5 of the PHS Agreement.

6.                                      The following shall be added to Article 2:

2.6                               Federal Funding. Licensee understands that the PHS Patent Rights may have been conceived or may have been (or in the future may be) first actually reduced to practice with funding from the U.S. government. All rights granted herein shall be limited by and subject to the rights of and obligations to the U.S. government, including those set forth in 35 U.S.C. §200 et seq.

7.                                      Article 4 shall be deleted and replaced in its entirety as follows:

4.1                               Manufacturing Responsibility. Licensee shall be responsible for the Manufacture of the Licensed Compounds and/or Licensed Products for use by Licensee, its Affiliates, and its sublicensees in the Field in the Territory. The Manufacture of Licensed Compounds and/or Licensed Products embodying the PHS Patent Rights, or produced through use of the PHS Patent Rights, shall be subject to Sections 2.6 and 13.5 and the PHS Agreement, which requires that products embodying PHS Patent Rights, or produced through use of PHS Patent Rights, shall be manufactured substantially in the United States unless a waiver is granted by PHS.

4.2                               Transfer of Manufacturing Technology. As soon as reasonably practicable after the Effective Date, Licensor shall provide or cause to be provided to Licensee, or a third party manufacturer designated by Licensee, that information within the Licensor Know-How as of the Effective Date that is necessary or useful to enable Licensee or such third party manufacturer (as appropriate) to Manufacture Licensed Compounds as of the Effective Date. The Manufacture of Licensed Compounds and/or Licensed Products embodying the PHS Patent Rights, or produced through use of the PHS Patent Rights, shall be subject to Sections 2.6 and 13.5 and the PHS Agreement, which requires that products embodying PHS Patent

Rights, or produced through use of PHS Patent Rights, shall be manufactured substantially in the United States unless a waiver is granted by PHS.

8.                                      Section 5.2 shall be deleted and replaced in its entirety as follows:

5.2                               Milestone Payments. In further consideration for the licenses granted hereunder, Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Licensor based on the first attainment of each milestone event indicated below with respect to a Licensed Product:

Milestone Event	Licensed Products not Incorporating PHS Patent Rights	Licensed Products Incorporating PHS Patent Rights
Commencement of Phase II	$200,000	$230,000
Commencement of Phase III	$500,000	$575,000
Filing of an NDA for Regulatory Approval (or equivalent in Europe or Japan)	$1,000,000	$1,150,000
Receipt of Regulatory Approval in the United States	$5,000,000	$5,750,000
Receipt of Regulatory Approval Outside the United States	$5,000,000	$5,750,000

Licensee shall notify Licensor in writing within ten business days after the achievement of each such milestone event giving rise to a payment obligation under this Section 5.2, and Licensee shall pay Licensor the applicable amount on the date of such notification to Licensor.

9.                                      Section 5.3(a) shall be deleted and replaced in its entirety as follows:

5.3                               Royalties.

(a)                                 Royalties. Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor royalties on Net Sales of Licensed Products on a country by-country basis in the Territory in an amount equal to 5.00% for Licensed Products not incorporating PHS Patent Rights or 5.75% for Licensed Products incorporating PHS Patent Rights of Net Sales; provided, however, if it shall be necessary for Licensee to obtain a license to issued Patents of any third party in order to be able to practice the Patent Rights pursuant to the license granted hereunder in order to make, have made, use, import, sell, lease or otherwise commercially exploit a Licensed Product in the Field, Licensee shall be entitled to deduct 50% of the royalties on such Licensed Product paid to such third parties under such license during the respective Calendar Quarter from the royalties payable to Licensor hereunder for such Calendar Quarter; provided that in no event shall the royalties payable to Licensor hereunder be reduced to less than 2.50% for Licensed Products not incorporating PHS Patent Rights or 2.875% for Licensed Products incorporating PHS Patent Rights of Net Sales for such Calendar Quarter.

10.                               Section 5.4 shall be deleted and replaced in its entirety as follows:

5.4                               Sublicense Income. In addition to the payment of the royalties specified in Section 5.3 hereof, Licensee shall pay to Licensor 8.0% of all Sublicense Income attributable to Licensed Products not incorporating PHS Patent Rights or 9.2% of all Sublicense Income attributable to Licensed Products incorporating PHS Patent Rights.

11.                               Section 5.6 shall be deleted and replaced in its entirety as follows:

5.6                               Minimum Annual Payment. No later than November 30 of each Calendar Year commencing in 2009, Licensee shall pay to Licensor a non-refundable minimum annual payment of $46,000 less any amounts previously paid pursuant to Section 5.3 or 5.4 during such Calendar Year. Each such payment shall be credited against royalties and the Buy-Out Payment, if any, for that Calendar Year.

12.                               The following shall be added to Article 5:

5.9                               Development Reporting Requirements. Licensee shall submit to Licensor and PHS an annual report in compliance with section 7.2 of the PHS Agreement.

5.10                        Negotiation Costs. Licensee shall reimburse Licensor within thirty (30) days for any and all attorneys’ fees and costs associated with negotiating this Amendment and the PHS Agreement.

13.                               Section 6.1 shall be deleted and replaced in its entirety as follows:

6.1                               Purchase Option. Licensor hereby grants to Licensee the exclusive right and option to purchase Licensor’s rights in the Patent Rights (to the extent permitted under the PHS Agreement) and the Licensed Trademarks solely owned by licensor (the “Buy-Out Option”). The Buy-Out Option may be exercised by Licensee any time during the Term by giving written notice to Licensor of Licensee’s exercise of the Buy-Out Option. For the avoidance of doubt, the Buy-Out Option does not apply o PHS’ rights or the U.S. government’s rights in the Patent Rights. Moreover, the Buy-Out Option that does not involve PHS Patent Rights shall not be affected in any way by the PHS Agreement.

14.                               Section 7.1 shall be deleted and replaced in its entirety as follows:

7.1                               Patent Prosecution and Maintenance. From and after the Effective Date, Licensee shall have all rights to apply for, prosecute, maintain and defend all U.S. and foreign patents and patent applications, and trademarks and trademark applications, constituting part of the Patent Rights and Licensed Trademarks in the Field, as Licensee shall from time to time determine, using counsel chosen by Licensee. Licensee shall provide Licensor and PHS with copies of all relevant documentation so that all parties may be informed and apprised of the continuing prosecution, and Licensor agrees to keep this documentation confidential. The cost of preparing, filing, prosecuting and maintaining all patents and patent applications contemplated by this Agreement shall be borne by Licensee. Licensee will comply with the patent prosecution provisions of Article 4 of the PHS Agreement.

15.                               Section 7.2 shall be deleted and replaced in its entirety as follows:

7.2                               Enforcement of Patent Rights and Licensed Trademarks. To the extent permitted under the PHS Agreement, Licensee shall control any and all Enforcement Actions, including the decision whether to undertake any such Enforcement Action, after consulting with Licensor and PHS. In the event that either party obtains knowledge of any challenge to the Patent Rights or Licensed Trademarks by a third party, such party shall inform the other party in writing promptly of such challenge and provide the other party with any available evidence of such challenge. Licensee will assume responsibility for and comply with Licensor’s obligations regarding enforcement under Section 8 of the PHS Agreement, including but not limited to the obligations under section 8.1 to notify the Government of infringement and eliminate infringement, and the obligations under section 8.2 to reimburse the Government for any costs, expenses or fees. To the extent permitted under the PHS Agreement, Licensee, after consulting with Licensor and PHS, shall have the right but not the obligation to defend at its own cost and expense any challenge to any Patent in the Patent Rights in the Field or any challenge to any Licensed Trademark. If Licensee does not commence action against a third party challenger within ninety (90) days after learning of the challenge, Licensor or PHS may commence action against the third party challenger. At the reasonable request of the party filing suit, the other party, at its own expense, shall provide reasonable assistance, including, without limitation, permitting the use of their respective names in all suits and signing all necessary documents if appropriate to the situation. Any recovery in any action brought in accordance with this Section 7.2 shall be applied first to costs incurred by the party bringing suit, and then to the costs of the party or parties providing assistance as contemplated by this Section 7.2, with the remainder to be retained by the party bringing the action.

16.                               Section 13.6 shall be deleted and replaced in its entirety as follows:

13.6                        Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory. The Licensee has been provided a copy of the PHS Agreement between the Licensor and PHS, and hereby agrees that if there are any inconsistencies, Licensee will comply with the more stringent of the two provisions, and will in all cases ensure that it complies with obligations under Articles 3, 4, 7, 8, and Sections 11.1 and 11.2 of the PHS Agreement. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

17.                               Section 13.7 shall be deleted and replaced in its entirety as follows:

13.7                        Notices. All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address below, or to the other address as may be designated in writing by such other Party. Agreement notices shall be considered timely if the notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

If to Licensor, to:

Raptor Therapeutics Inc.

9 Commercial Blvd., Suite 200

Novato, CA 94949

Attn: Kim Tsuchimoto

If to Licensee, to:

QR Pharma, Inc.

1223 Foxglove Lane

West Chester, PA 19380

Attn: Maria Maccecchini, Ph.D.

If to PHS, to:

Chief, Monitoring & Enforcement Branch

Office of Technology Transfer, NIH

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804

Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

The parties execute this valid and binding amendment in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument.

RAPTOR THERAPEUTICS INC.	QR PHARMA, INC.

/s/ Kim R. Tsuhimoto	/s/ Maria Maccecchini
Name	Name

CFO	President & CEO
Title	Title

11/18/11	11/29/2011
Date	Date

EXHIBIT 1

PHS Agreement

L#:	L-012-2012/0

PUBLIC HEALTH SERVICE

PHS INTERINSTITUTIONAL AGREEMENT

INSTITUTION-LEAD

This Agreement is entered into between the National Institutes of Health (“NIH”) or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of tire United States Public Health Service within the Department of Health and Human Services (“HHS”) through the Office of Technology Transfer, NIH, having an address at 6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804, U.S.A. and Raptor Therapeutics Inc., hereinafter referred to as the “Institution”, having an address at 9 Commercial Blvd Novato, CA 94949, U.S.A.

1.                            BACKGROUND

1.1                     In the course of fundamental research programs at the PHS and by the Institution, Inventor(s) Greig, Nigel H.; Shaw, Karen T. Y.; Yu, Qiang-Sheng; Holloway, Harold W.; Soncrant, Timothy T.; Brossi, Arnold; Giordano, Anthony; Powers, Gordon; Davidson, Diane; Sturgess, Michael; Utsuki, Tada; Ingram, Donald K.; and Hausman, Marvin made or reduced to practice certain inventions which are included within the Patent Rights, as defined in Paragraph 2.1.

1.2                     It is the mutual desire of the Institution and the PHS that their respective undivided interests in the Patent Rights be administered in a manner to ensure the rapid commercialization of the Patent Rights and to make their benefits widely available to the public. Therefore, in accordance with 35 U.S.C. §202(e) and 37 C.F.R. §401.10.  PHS is granting an exclusive license to PHS’ rights in the Patent Rights to the Institution under tile conditions set forth herein.

1.3                     It is acknowledged that Institution has in place an exclusive (patent commercial) License Agreement  with QR Pharma, dated November 10, 2008.

2.                            DEFINITIONS

2.1                     “Patent Rights” means:

(a)                       Patent applications (including provisional patent applications and PCT patent applications) or patents as follows:

(i)                           U.S. Patent Application Serial No./U.S. Provisional Patent Application Serial No. 60/052,087(provisional), HHS Reference number E-247-1997/0, filed July 9, 1997, entitled Highly Selective Butyrylcholinestcrase Inhibitors for the Treatment and Diagnosis of Alzheimer’s Disease and Dementias, and

(ii)                        U.S. Patent Application Serial No./U.S. Provisional Patent Application Serial No, 60/245,329 (provisional), HHS Reference number E-141-2000/0, filed November 2, 2000, entitled Agents useful for reducing amyloid precursor protein and treating dementia and methods of use thereof, and any U.S. and foreign patent application(s) claiming the benefit of priority thereof including all divisions and continuations of these applications, all patents issuing from these applications, divisions,

A.209.2011

CONFIDENTIAL

PHS Interinstitutional Agreement—Institution Lead

Model 10-2005 (updated 8-2010) Page 10 of 10 [Final] [Raptor] [10/26/11]

and continuations, and any reissues, reexaminations, and extensions of all these patents to the extent that at least one Inventor from the Institution is an Inventor thereon;

(b)                       to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.1(a) and to the extent that at least one Inventor from the Institution is an Inventor;

(i)                           continuations-in-part of 2.1(a);

(ii)                        all divisions and continuations of these continuations-in-part;

(iii)                     all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)                    priority patent application(s) of 2.1(a); and

(v)                       any reissues, reexaminations, and extensions of all these patents; and

(c)                        to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.1(a) and to the extent that at least one Inventor from the Institution is an Inventor: all counterpart foreign and U.S. patent applications and patents to 2.1(a) and 2.1(b); and

(d)                       Patent Rights shall not include 2.1(b) or 2.1(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.1(a).

2.2                     “Net Revenues” means all consideration received by Institution from the licensing of the Patent Rights pursuant to this Agreement, less (a) Expenses and then (b) fifteen percent (15%) of the remaining consideration for administrative overhead. In the event that a license is executed by Institution with a third party wherein the Patent Rights are licensed together with other technologies not failing under the definition of the Patent Rights, all consideration received by Institution from the licensing of the Patent Rights pursuant to this Agreement through the third-party executed license shall correspond to the Patent Rights’ percentage contribution to the total amount received for all licensed technologies as determined by Institution.

2.3                     “Expenses” means all reasonable and actual out-of-pocket costs, excluding those reimbursed by a third party, paid by the Institution for the preparation, filing, prosecution, and licensing of United States and foreign patent applications, extraordinary expenses as provided in Paragraph 4.6, and the maintenance of the resulting patents or patent applications, exclusive or any salaries, administrative, or other indirect costs.

2.4                     “Research License” means a nontransferable, nonexclusive license to make and to use any tangible embodiment of the Patent Rights and to practice any process(es) included within the Patent Rights for purposes of internal research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

2.5                     “Practical Application” means to manufacture in the case of a composition or product, to practice in  the case of a process or method, or to operate in the ease of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or by regulations of the Government of the United States of America (hereinafter referred to as “Government”), available to the public on reasonable terms.

2.6                     “Effective Date” means the date when this Agreement is signed by all parties.

2.7                     “QR Pharma” means QR Pharma, Inc., a company having an address at 1055 Westlakes Drive, Suite 300, Berwyn, PA, U.S.A., and the company that is currently sublicensing this technology under Institution License Agreement dated November 10, 2008.

3.                            GRANT AND RESERVATION OF RIGHTS

3.1                     PHS hereby grants and the Institution accepts, subject to the terms and conditions of this Agreement, an exclusive license, including the right to sublicense, under the Patent Rights to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any tangible embodiment of the Patent Rights and to practice and have practiced any process included within the Patent Rights.

3.2                     In accordance with 35 U.S.C. 202 et seq and 37 CFR 404 et seq, the Government shall have the irrevocable, royalty-free, paid-up right to practice and have practiced the Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Any license granted by the Institution under the terms of this Agreement shall be subject to this right of the Government.

3.3                     In accordance with 35 U.S.C. 202 et seq and 37 CFR 404 et seq, PHS reserves the right to require the Institution, or its licensees or sublicensee, to grant sublicenses to responsible applicants, on terms that are reasonable under the circumstances when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by Federal regulations.

3.4                     In addition to the reserved right of Paragraph 3.3, PHS reserves the right to require Institution to grant Research Licenses on reasonable terms and conditions. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility.

4.                            PATENT PROSECUTION AND PROTECTION

4.1                     The Institution or its licensee or sublicensee shall file, prosecute, and maintain patent application(s) relating to the Patent Rights and shall within a reasonable time provide to PHS all serial numbers and filing dates, together with copies of all these applications, including copies of all Patent Office actions, responses, and all other Patent Office communications. In addition, the Institution, shall file with Patent Offices, a Power of Attorney, that names both the Institution and PHS. This Power of Attorney shall be filed with every Patent Office involved in prosecuting all patent applications pertaining to Patent Rights. The Institution shall consult with PHS, when so requested, prior to communicating with any Patent Office with respect to the Patent Rights.

4.2                     The Institution or its licensee or sublicensee shall make an election with respect to foreign filing, upon consultation with PHS, including which countries foreign filing shall be done prior to the election, within eight (8) months of any United States filing. If any foreign patent applications are filed, the Institution or its licensee or sublicensee shall provide to PHS within a reasonable time all serial numbers and filing dates. The Institution or its licensee or sublicensee also shall provide PHS copies of foreign patent applications and Patent Office actions.  The Institution shall consult with PHS, when so requested, prior to communication with any Patent Office with respect to the Patent Rights.

4.3                     The Institution or its licensee or sublicensee shall within a reasonable time record Assignments of domestic Patent Rights in the United States Patent and Trademark Office and shall promptly provide PHS with the original of each recorded Assignment with respect to PHS.

4.4                     Notwithstanding any other provision of this Agreement, the Institution or its licensee or sublicensee shall not abandon the prosecution of any patent application, including provisional patent applications (except for purposes of filing continuation application(s)) or the maintenance of any patent contemplated by this Agreement, without prior written notice to PHS. Upon receiving the written notice, PHS may, at its sole option, take over the prosecution of any patent application, or the maintenance of any patent.

4.5                     The Institution or its licensee or sublicensee shall promptly provide PHS with copies of all issued patents under this Agreement.

4.6                     In the event that the Institution anticipates incurring any Expenses that are extraordinary expenditures arising from the preparation, filing, prosecution, licensing, or defense of any patent application or patent contemplated by this Agreement, including, without limitation, interferences, reexaminations, reissues and oppositions, the Institution shall: (a) provide PHS with all relevant information; (b) shall consult with PHS on a mutually acceptable course of action prior to incurring such extraordinary expenditures; and (c) shall include such extraordinary expenditures as Expenses only upon written agreement of PHS.

5.                            LICENSING

5.1                     The Institution shall diligently seek licensees for the commercial development of the Patent Rights and shall administer the Patent Rights for the mutual benefit of the parties and in the public interest. The Institution shall ensure that any license granted for the Patent Rights is subject to the provisions of 37 C.F.R. Part 401 and the rights retained by the Government under this Agreement, including the requirement for substantial manufacture in the United States as stated in Paragraph 11.1.

5.2                     The Institution shall not issue any royalty-free or paid-up licenses or assign Patent Rights to any third party, notwithstanding any other provision of this Agreement, without the prior written consent of PHS.

5.3                     The Institution shall consult with PHS in the negotiation of any exclusive or partially-exclusive licenses, not withstanding any other provision of this Agreement, and shall not grant these licenses without the prior review, opportunity for comment, and written approval of PHS. In the case of existing License Agreement dated November 10, 2008 with QR Pharma, Institution agrees to provide PHS an opportunity to comment on the modification to License Agreement dated November 10, 2008 to comply with the terms and obligations of this Agreement, said license to be modified within 90 (ninety) days of the Effective Date of this Agreement.

5.4                     Before licensing of the Patent Rights or any part thereof by the Institution, the Institution shall first notify and confer with PHS regarding any research funding related to the Patent Rights so as to determine PHS’ interest in participating in any funded collaborative research project.

5.5                     The Institution shall promptly provide PHS with complete copies of all licenses and sublicenses granted for the Patent Rights.

5.6                     Institution agrees that its licensees shall supply, to the Mailing Address for Agreement notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the licensed products or licensed processes, as covered by the Patent Rights, or their packaging for educational and display purposes only.

6.                            ROYALTIES AND EXPENSES

6.1                     The Institution shall distribute Net Revenues to PHS concurrently with distributions it makes under the Institution’s patent policy, but in any case not later than April 1 for the preceding calendar year, on the following basis: (a) eighty five percent (85%) of the Net Revenues as a royalty to the Institution and (b) fifteen percent (15%) of the Net Revenues as a royalty to PHS.

6.2                     All payments to PHS, required under this Agreement, shall be in U.S. dollars and payment options are listed in Appendix A.

(a)                       Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Institution; and

(b)                       Additional royalties may be assessed by PHS on any payment that is more than ninety (90) days overdue at the rate of one percent (1%) per month. This one percent (1%) per month rate may be applied retroactively from the original due date until the date of receipt by PHS of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

6.3                     Institution shall submit to PHS annual statements of itemized Expenses as defined in Paragraph 2.3 and shall deduct the Expenses as provided for in Paragraph 2.2, except where PHS has identified discrepancies in billing by Institution, in which case, deduction of the contested item(s), as a part of Expenses as provided for in Paragraph 2.2, shall be delayed pending resolution thereof.

6.4                     in no event shall PHS be obligated to bear directly any costs for Expenses under this Agreement without written agreement of PHS.

6.5                     Each party shall be solely responsible for calculating and distributing to its respective Inventor(s) of the Patent Rights any share of Net Revenues in accordance with its respective patent policy, royalty policy, or Federal law during the term of this Agreement.

7.                            RECORDS AND REPORTS

7.1                     The Institution shall keep complete, true, and accurate accounts of all Expenses and of all Net Revenues received by it from each licensee of the Patent Rights and shall permit PHS or PHS’ designated agent, upon reasonable notice, to examine its books and records in order to verify the payments due or owed under this Agreement.

7.2                     The Institution shall submit to PHS an annual report, not later titan April 1 of each year, setting forth the status of all patent prosecution, commercial development, and licensing activity relating to the Patent Rights for the preceding calendar year.

8.                            PATENT INFRINGEMENT

8.1                     In the event PHS or the Institution, including its licensees, shall learn of the substantial infringement of any patent subject to this Agreement, the party who learns of the infringement shall promptly notify the other party in writing and shall provide the other party with all available evidence of the infringement. The Institution and its licensees, in cooperation with PHS, shall use their best efforts to eliminate the infringement without litigation. If the efforts of the parties are not successful in eliminating the infringement within ninety (90) days after the infringer has been formally notified of the infringement by the Institution, the Institution or its licensee or sublicensee shall have the right, after consulting with PHS, to commence suit on its own account. PHS may join the Institution’s or its licensee(s)’ or sublicensee(s)’ suit at Institution’s or licensee’s or sublicensee’s expense but shall join if required by law or a court of competent jurisdiction; or PHS may commence its own suit at its own expense.

8.2                     The Institution may permit its licensees or sublicensee to bring suit on their own account. PHS shall retain the right to join any licensee’s or sublicensee’s suit at its own expense but shall join if required by law or a court of competent jurisdiction. Should the Government be sued or added as a party to any suit arising out of the subject matter of this Agreement, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of the motion or other action, including all costs incurred by the Government in opposing the motion or other action. In all cases, licensee or sublicensee agrees to keep PHS reasonably apprised of the status and progress of any litigation.

8.3                     Neither a licensee nor the Institution shall take action to compel PHS either to initiate or to join in any suit for patent infringement. Should the Government be made a party to any suit by motion or any other action of a licensee or sublicensee or the Institution, the licensee or sublicensee or the Institution shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of the motion or other action, including any and all costs incurred by PHS in opposing any joinder action,

8.4                     Legal action or suits to eliminate infringement or recover damages pursuant to Paragraph 8.1 shall be at the full expense of the party by whom suit is brought. All damages recovered thereby shall first be used to reimburse each party for its expenses relating to the legal action, and the remainder of the damages shall be considered Net Revenues.

8.5                     Each party agrees to cooperate with the other in litigation proceedings. PHS may be represented, at its expense, by counsel of its choice in any suit.

9.                            GOVERNING LAWS, SETTLING DISPUTES

9.1                     This Agreement shall be construed in accordance with U.S. Federal law, as interpreted and applied by the U.S. Federal courts in the District of Columbia. Federal law and regulations shall preempt any conflicting or inconsistent provisions in this Agreement. The Institution agrees to be subject to the jurisdiction of U.S. courts.

9.2                     Any controversy or any disputed claim by either party against the other arising under or related to this Agreement shall be submitted jointly to the Institution’s President or designee and to the Director of the

NIH or designee for resolution. The Institution and PHS shall be free after written decisions are issued by those officials to pursue all administrative or judicial remedies which may be available.

10.                     TERM AND TERMINATION

10.1              This Agreement is effective on the Effective Date, unless the provisions of Paragraph 11.9 are not fulfilled, and shall extend to the expiration of the last to expire of the patents included within the Patent Rights unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

10.2              The Institution may terminate this Agreement upon at least sixty (60) days written notice to PHS, but in any event not less than sixty (60) days prior to the date on which any pending Patent Office actions need be taken to preserve patent rights for the benefit of the parties hereto.

10.3              In the event the Institution has made no commitments to any third party for exclusive license rights relating to the Patent Rights, PHS may terminate this Agreement for any reason upon thirty (30) days written notice to the Institution. During the term of any option agreement or license agreement to any third party for exclusive license rights relating to the Patent Rights between the Institution and an optionee or licensee, PHS may terminate this Agreement when:

(a)                       it is determined by PHS’ Office of Technology Transfer that:

(i)                           The Institution or its licensee or sublicensee has not taken and is not expected to take effective steps to achieve Practical Application of the Patent Rights under the requirements of 35 U.S.C. §203;

(ii)                        Termination is necessary to alleviate health or safety needs which are not reasonably satisfied by the Institution or its licensee tinder the requirements of 35 U.S.C. §203;

(iii)                     Termination is necessary to meet requirements for public use specified by Federal law or regulations and these requirements are not reasonably satisfied by the Institution or its licensees or sublicensee under 35 U.S.C. §203; or

(iv)                    Termination is necessary because tire requirements of 35 U.S.C. §204 have not been satisfied or waived or because a licensee of the exclusive right to use or sell the Patent Rights in the United States is in breach of its agreement obtained pursuant to Section 204;

(b)                       the Institution or affected third party has been notified of this determination and has been given at least thirty (30) days to provide a response to this determination, and

(c)                        the Institution’s or affected third party’s response to the determination of Paragraph 10.3(a)(i)-(iv) is determined to be unsatisfactory by the Office or Technology Transfer.

10.4              PHS may terminate this Agreement in whole or in part if;

(a)                       the Institution fails to make any payment or periodic reports required by this Agreement;

(b)                       the Institution has willfully made a false statement of, or willfully omitted, a material fact in the negotiation of the Agreement or in any report required by the Agreement;

(c)                        the Institution has committed a substantial breach of a covenant or duty contained in this Agreement; or

(d)                       PHS and the Institution are involved in a dispute under this Agreement which cannot be resolved under the procedures specified in Paragraph 9.2. If this Agreement is terminated under this Paragraph 10.4, PHS agrees to provide affected licensees an opportunity to license the Patent Rights subject to the restrictions of 37 C.F.R. Part 404, under terms as may have been agreed to by the Institution; and

(e)                        Prior to PHS exercising its right to terminate this Agreement as a result of Institution’s breach of this Agreement (described in 10.4 (a) through 10.4(d)), the Institution shall have a reasonable opportunity to cure its breach.

10.5              Following termination by PHS, PHS shall have no further rights or obligations under this Agreement, except that tire Institution shall be obligated to administer subsequent gross proceeds from licensing the Patent Rights according to the Institution policy, and to distribute royalties to PHS for PHS Inventor(s) as though they were Inventor(s) of the Institution under that policy with respect to royalties and payment schedules.

11.                     GENERAL

11.1              The Institution agrees that, for use and sale of the Patent Rights in the United States, any products embodying the Patent Rights, or produced through use of the Patent Rights, shall be manufactured substantially in the United States unless a waiver is granted by PHS.

11.2              All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the following Signature Page, or to the other address as may be designated in writing by such other party. Agreement notices shall be considered timely if the notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

11.3              This Agreement shall not be construed to confer on any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this Agreement shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

11.4              It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

11.5              This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors or assigns, but this Agreement may not be assigned by either party without the prior written consent of the other party, except in the event of an assignment of one hundred percent (100%) of the assets of the Institution relating to Patent Rights with a full assumption of Institution’s obligations hereunder as part of the sale.

11.6              This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the PHS other than the Patent Rights regardless of whether such patents are dominant or subordinate to the Patent Rights.

11.7              Any modification to this Agreement must be in writing and agreed to by both parties.

11.8              It is understood and agreed by the Institution and PHS that this Agreement constitutes the entire agreement between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.

11.9              The terms and conditions of this Agreement, which will become valid and binding as of the Effective date, shall, at PHS’ sole option, be considered by PHS to be withdrawn from Institution’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Institution and a fully executed original is received by PHS within sixty (60) days from the date of PHS signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

PHS INTERINSTITUTIONAL AGREEMENT — INSTITUTION

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their respective duly authorized officers, who have affixed their signatures hereunto, on the day and year hereinafter written. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For PHS:

Richard U. Rodriquez	Date
Director, Division of Technology Development and Transfer Office of Technology Transfer
National Institutes of Health

Mailing Address or E-mail Address for Agreement notices and reports:

Chief, Monitoring & Enforcement Branch

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

E-mail: LicenseNotices_Reports@mail.nih.gov

For the Institution:

Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Institution made or referred to in this Agreement are truthful and accurate.

Kim R. Tsuchimoto	Date
Chief Financial Officer
Raptor Pharmaceutical Corp.
Raptor Therapeutics Inc.

Official and Mailing Address for Agreement notices:

Kim R. Tsuchimoto

Chief Financial Officer

Raptor Pharmaceutical Corp.

Raptor Therapeutics Inc.

Raptor Discoveries Inc.

9 Commercial Blvd., Suite 200

Novato, CA 94949

Phone: 415-382-1390

Fax: 415-382-1368

Email: ktsuchimoto@raptorpharma.com